EXHIBIT 10.49
                       IN THE UNITED STATES DISTRICT COURT

                    FOR THE EASTERN DISTRICT OF PENNSYLVANIA


UNITED STATES OF AMERICA         )
                                 )                 Criminal No. 98-
          v.                     )
                                 )
UCAR INTERNATIONAL INC.          )
                                 )
                   Defendant.    )



                                 PLEA AGREEMENT
                                 --------------

      The United States of America and UCAR International Inc. (hereinafter UCAR International) hereby enter into the following Plea Agreement pursuant to Rule 11(c)(l)(C) of the Federal Rules of Criminal Procedure ("Fed. R. Crim. P."):

                               RIGHTS OF DEFENDANT
                               -------------------

          1. UCAR International understands its right:

             (a)  to be represented by an attorney;

             (b)  to be charged by Indictment;

             (c)  to plead not guilty to any criminal charge brought againstit;

             (d) to have a trial by jury, at which it would be presumed not guilty of the charge and the United States would have to prove it guilty beyond a reasonable doubt;

             (e) to confront and cross-examine witnesses against it and to subpoena witnesses in its defense at trial;

             (f)  to appeal its  conviction  if it is found guilty at trial; and

             (g)  to appeal the imposition of sentence against it.

                            AGREEMENT TO PLEAD GUILTY
                            AND WAIVE CERTAIN RIGHTS
                            ------------------------

          2. UCAR International waives the rights set out in Paragraph 1 (b)-(f) above. UCAR International also waives the right to appeal the imposition of sentence against it, so long as the sentence imposed is consistent with the recommendation in Paragraph 8 of this Plea Agreement. Pursuant to Rule 7(b), Fed. R. Crim. P., UCAR International will waive indictment and plead guilty pursuant to Fed. R. Crim. P. 11 (c)(1)(C) to a one-count Information, to be filed in the United States District Court for the Eastern District of Pennsylvania. The Information will charge UCAR International with participating in a conspiracy to suppress and eliminate competition by fixing the price and allocating the volume of graphite electrodes sold in the United States and elsewhere, beginning at least as early as July 1992 and continuing until at least June 1997, in violation of the Sherman Antitrust Act, 15 U.S.C. ss. 1.

          3. Pursuant to the terms of this Plea Agreement, the defendant will plead guilty at arraignment to the criminal charge described in Paragraph 2 above, and will make a factual admission of guilt to the Court in accordance with Rule 11, Fed. R. Crim. P., as set forth in Paragraph 4 below.

                        FACTUAL BASIS FOR OFFENSE CHARGED
                        ---------------------------------

          4. Had this case gone to trial, the United States would have presented evidence to prove the following facts.

             (a) For purposes of this Plea Agreement, the "relevant period" is that period beginning at least as early as July 1992 and continuing until at least June 1997. Throughout the relevant period, UCAR Carbon Company was a corporation organized and existing under the laws of Delaware. UCAR International was formed in November

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
1993 and exists under the laws of Delaware as a holding company and the parent of UCAR Carbon Company and its affiliates. UCAR Carbon Company and UCAR International have their principal places of business in Danbury, Connecticut. During the relevant period, UCAR International, through UCAR Carbon Company and its other subsidiaries, was a manufacturer of graphite electrodes. Graphite electrodes are large columns used to conduct electricity in electric arc furnace steel making in the United States and elsewhere. During the relevant period, UCAR International, through UCAR Carbon Company and its other subsidiaries, was engaged in the sale of graphite electrodes in the United States and elsewhere.

             (b) During the relevant period, UCAR International, through several of its officers and employees, participated in a conspiracy among the major graphite electrode manufacturing companies, the primary purposes of which were to fix the price and allocate the volume of graphite electrodes sold in the United States and elsewhere. In furtherance of the conspiracy, UCAR
International, through several of its officers and employees, engaged in conversations and attended meetings with representatives of the other major graphite electrode producing firms. During such meetings and conversations, agreements were reached as to the prices the firms would charge for, and the volumes the firms would sell of, graphite electrodes in the United States and elsewhere.

             (c) During the relevant period, graphite electrodes sold by one or more of the conspirator firms, and equipment and supplies necessary to the production and distribution thereof, as well as payments therefor, traveled in interstate and foreign commerce. The business activities of UCAR International and co-conspirators in connection with the production and sale of graphite electrodes affected by this conspiracy

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

were within the flow of, and substantially affected, interstate and foreign trade and commerce.

             (d) Substantial quantities of graphite electrodes affected by this conspiracy were sold by UCAR International and other conspirators to customers in the Eastern District of Pennsylvania.

                            POSSIBLE MAXIMUM SENTENCE
                            -------------------------

             5. UCAR International understands that the maximum penalty which may be imposed against it upon conviction for a violation of the Sherman Antitrust Act is a fine in an amount equal to the largest of:

                (a)  $10 million (15 U.S.C. ss. 1);

                (b)  twice thc gross pecuniary gain derived from the crime; or

                (c) twice the gross pecuniary loss caused to the victims of the crime (18 U.S.C.ss. 3571(d)).

             6. In addition, UCAR International understands that:

                (a) pursuant to ss. 8B1.1(a)(2) of the United States Sentencing Commission Guidelines ("U.S.S.G."), the Court may order it to pay restitution to the victims of the offense;

                (b) pursuant to 18 U.S.C. ss. 3013(a)(2)(B) the Court is required to order the defendant to pay a $400.00 special assessment upon conviction for the charged crime; and

                (c) a term of probation of at least one year, but not more than five years, may be imposed (18 U.S.C. ss. 3561(c)(l)).

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
                              SENTENCING GUIDELINES
                              ---------------------

          7. Sentencing for the offense to be charged will be conducted pursuant to the U.S.S.G. manual in effect on the day of sentencing. Pursuant to U.S.S.G. ss. 1B1.8, self-incriminating information provided to the United States pursuant to this Plea Agreement will not be used to increase the volume of affected commerce attributable to UCAR International or in determining the applicable Guidelines range.

                              SENTENCING AGREEMENT
                              --------------------

          8. Pursuant to Rule 11 (e)(l)(C), Fed. R. Crim. P., the United States and UCAR International agree that the appropriate disposition of the case is, and agree jointly to recommend that the Court impose, pursuant to 18 U.S.C. ss. 3571(d), a sentence requiring UCAR International to pay a fine to the United States in the amount of $110 million.

             (a) The $110 million shall be payable as follows:

                 (1) the first payment in the amount of $20 million will be due within ninety days from the date of imposition of sentence; and

                 (2) thereafter, the defendant shall make five payments, each on the yearly anniversary of the date of sentencing, according to the following schedule: $15 million on the first anniversary of the date of sentencing; $15 million on the second anniversary of the date of sentencing; $18 million on the third anniversary of the date of sentencing; $21 million on the fourth anniversary of the date of sentencing; and $21 million on the fifth anniversary of the date of sentencing.

             (b) Pursuant to 18 U.S.C. ss. 3612(f)(3)(A), interest shall be waived due to UCAR International's inability to pay.

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
             (c) UCAR International understands that the Court will order it to pay a $400.00 special assessment pursuant to 18 U.S.C. ss. 3013(a)(2)(B) and U.S.S.G. ss. 8E1.1 in addition to any fine imposed.

             (d) The United States and UCAR International jointly submit that this Plea Agreement, together with the record that will be created by the United States and UCAR International at sentencing and the further disclosure described in Paragraph 9 of this Plea Agreement, provides sufficient information concerning UCAR International, the offense charged in this case, and UCAR International's role in the offense to enable the meaningful exercise of sentencing authority by the Court under 18 U.S.C. ss. 3553. The United States and UCAR International will jointly request that the Court accept UCAR International's guilty plea and immediately impose sentence on the day of arraignment pursuant to the provisions of Rule 32(b)(1), Fed. R. Crim. P., and U.S.S.G. ss. 6A1.1.

             (e) The United States and UCAR International understand that the Court retains complete discretion to accept or reject the agreed-upon recommendation provided for in this Plea Agreement. If the Court does not accept the recommended sentence, this Plea Agreement will be void and UCAR
International  will be free to  withdraw  its guilty plea (Fed.  R. Crim.  P. 11
(e)(4)). If UCAR International does withdraw its plea of guilty, this Plea Agreement, the guilty plea and any statements made in connection with or in furtherance of the plea or this Plea Agreement, or in the course of discussions leading to the plea or the Plea Agreement, shall not be admissible against UCAR International in any criminal or civil proceeding (Fed. R. Crim. P. 11 (c)(6)).

          9.   Subject  to  the  full  and   continuing   cooperation   of  UCAR
International described in Paragraph 11 of this Plea Agreement, and prior to sentencing in the case, the United States will fully advise the Court of the fact, manner and extent of UCAR

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
International's ongoing cooperation and its commitment to prospective cooperation with the United States' investigation and prosecutions, all facts relating to UCAR International's involvement in the charged offense, and all other relevant conduct.

          10. The United States and UCAR International agree that the Guidelines fine range exceeds the agreed-upon recommended fine. The United States agrees that, based on UCAR International's ongoing cooperation, the United States would have moved the court for a downward departure pursuant to U.S.S.G. ss. 8C4.1, but for the fact that the amount of the fine that the United States would have recommended as a downward departure for substantial assistance provided still would have exceeded UCAR International's ability to pay. The United States and UCAR International further agree that the agreed-upon recommended fine is appropriate pursuant to U.S.S.G. ss. 8C3.3(b) due to the inability of UCAR International to pay a fine greater than that recommended without jeopardizing its continued viability. The United States agrees that it will not seek a restitution order with respect to the offense charged in the Information since civil actions seeking damages on behalf of victims have already been filed.


                        UCAR INTERNATIONAL'S COOPERATION
                        --------------------------------

          11. UCAR International, including its subsidiaries, will fully and truthfully cooperate with the United States in the prosecution of this case, the conduct of the current federal investigation of violations of the federal antitrust and related criminal laws in the sale of graphite and carbon products, any other federal investigation resulting therefrom, and any litigation or other proceeding arising or resulting from any such investigation to which the United States is a party ("Federal Proceeding"). Such cooperation shall include, but not be limited to:
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
              (a) the production to the United States of all documents (except documents qualified as privileged under the laws of the United States) and other materials relevant to any Federal Proceeding in the possession, custody, or control of UCAR International or its subsidiaries, wherever located, requested by the United States in connection with any Federal Proceeding; and

              (b) the use of its best efforts to secure the ongoing full and truthful cooperation, as defined in Paragraph 12 of this Plea Agreement, of current directors, officers, and employees of UCAR International and its subsidiaries (excluding Robert P. Krass, Robert J. Hart, Raymond Pelletier, and George Schwegler), including making such persons available upon reasonable notice in the United States and elsewhere at UCAR International's expense for interviews, grand jury and trial testimony, and other judicial proceedings in connection with any Federal Proceeding.


          12. The full and truthful cooperation of any person subject to Paragraph 11(b) above shall include, but not be limited to:

               (a)  making  available,  in  the  United  States,   all  relevant
non-privileged documents (including claimed personal documents) and other materials to attorneys and agents of the United States;


               (b) upon reasonable notice by the United States, making himself available in the United States and elsewhere for interviews with attorneys and agents of the United States;

               (c) responding fully and truthfully to all inquiries of the United States in connection with any Federal Proceeding, without falsely implicating any person or intentionally withholding any information;

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

               (d) otherwise giving the United States access to knowledge or information he may have relevant to any such Federal Proceeding; and

               (e) when called upon to do so by the United States, testifying in trial and grand jury or other proceedings in the United States fully, truthfully, and under oath, subject to the penalties of perjury (18 U.S.C. ss.
1621), making false statements or declarations in grand jury or court proceedings (18 U.S.C. ss. 1623) and contempt (18 U.S.C. ss.ss. 401-402), in connection with any such Federal Proceeding.


                             GOVERNMENT'S AGREEMENT
                             ----------------------

          13. The United States agrees to the following.

              (a) Subject to the exceptions noted in Paragraph 13(c), the United States will not bring criminal charges against any current director, officer, or employee of UCAR International and its subsidiaries (excluding Robert P. Krass, Robert J. Hart, Raymond Pelletier, and Georges Schwegler) for any act or offense committed prior to the date of this Plea Agreement and while such person was employed by UCAR International or its subsidiaries, that was undertaken in furtherance of any attempted or completed antitrust conspiracy involving the sale of graphite or carbon products ("Relevant Offense").

              (b) Should the United States determine that any current director, officer, or employee of UCAR International or its subsidiaries may have information relevant to any Federal Proceeding, the United States may request such person's cooperation pursuant to the terms of this Plea Agreement by written request delivered to counsel for the individual (with a copy to the undersigned counsel for UCAR International) or, if the

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
individual is not known by the United States to be represented, to the undersigned counsel for UCAR
International.

              (c) In the event that any person requested to provide cooperation pursuant to Paragraph 13(b) fails to comply with such person's obligations under Paragraph 12 of this Plea Agreement, then the terms of this Plea Agreement as they pertain to such person shall be rendered null and void, and the agreement not to prosecute such person granted in this Plea Agreement shall be void.

              (d) Except as provided in Paragraph 13(e), information provided to the United States pursuant to the terms of this Plea Agreement pertaining to any Relevant Offense committed prior to the date of this Plea Agreement, and while such person was employed by and acting as an employee of UCAR International or its subsidiaries, or any information directly or indirectly derived from such information, may not be used against such person in a criminal case, except a prosecution for perjury (18 U.S.C. ss. 1621), making a false statement or declaration in grand jury or court proceedings (18 U.S.C. ss.
1623), or obstruction of justice (18 U.S.C. ss. 1503).

              (e) In the event a person who provides information to the United States pursuant to this Plea Agreement fail to comply fully with his obligations under Paragraph 12 of this Plea Agreement, the agreement in Paragraph 13(d) not to use such information, or any information directly or indirectly derived from such information, against such person in a criminal case shall be void.

              (f) The non-prosecution terms of this paragraph do not apply to any civil liability to the United States, to any violation of thc federal tax or securities laws, or to any crime of violence.

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
          14. Upon tender of the guilty plea called for by this Plea Agreement, and subject to the cooperation requirements of Paragraph 11 of this Plea Agreement, the United States agrees that it will not bring further criminal charges against UCAR International or its subsidiaries for any Relevant Offense committed prior to the date of this Plea Agreement. The non-prosecution terms of this paragraph do not apply to any civil liability to the United States, to any violation of the federal tax or securities laws, or to any crime of violence.

          15. The United States agrees that when any person travels to the United States for interviews, court appearances, or grand jury appearances, pursuant to this Plea Agreement, the United States will take no action, based upon any offense subject to this Plea Agreement, to subject such person to arrest, service of process, or prevention from departing the United States. This paragraph does not apply to an individual's commission of perjury (18 U.S.C. ss.
1621), making a false statement or declaration in grand jury or court proceedings (18 U.S.C. ss. 1623), obstruction of justice (18 U.S.C. ss. 1503), or contempt (18 U.S.C. ss.ss. 401-402) in connection with any testimony provided in trial, grand jury, or other judicial proceedings in the United States.

          16. UCAR International understands that it may be subject to administrative action by federal or state agencies other than the United States Department of Justice, Antitrust Division, based upon any conviction resulting from this Plea Agreement, and that this Plea Agreement in no way controls whatever action, if any, such other agencies may take. However, the United States Department of Justice, Antitrust Division, agrees that, if requested, it will advise the appropriate officials of any governmental agency considering administrative action against UCAR International, based upon any conviction resulting from this Plea Agreement, of the fact, manner, and extent of the cooperation of

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
UCAR International, as described herein, as a matter for such agency to consider before determining what administrative actions, if any, to take with regard to UCAR International.

                           REPRESENTATION BY COUNSEL
                           -------------------------

          17. UCAR International has been represented by counsel and is fully satisfied that its attorneys have provided competent legal representation. UCAR International has thoroughly reviewed this Plea Agreement and acknowledges that counsel has advised it of the nature of the charges, any possible defenses to the charges, and the nature and range of possible sentences.

                                 VOLUNTARY PLEA
                                 --------------

          18. UCAR International's decision to enter into this Plea Agreement and UCAR International's decision to tender a plea of guilty are freely and voluntarily made and are not the result of force, threats, assurances, promises, or representations other than the representations contained in this Plea Agreement. There have been no promises or representations to UCAR International as to whether thc Court will accept or reject this Plea Agreement.

                           VIOLATION OF PLEA AGREEMENT
                           ---------------------------

          19. UCAR International agrees that, should the United States determine in good faith, during the period any Federal Proceeding is pending that UCAR International has failed to provide full cooperation (as described in Paragraph 11 of this Plea Agreement) or otherwise has violated any other provision of this Plea Agreement, the United States may notify counsel for UCAR International in writing by personal or overnight delivery or facsimile transmission of its intention to void any of its obligations under this Plea

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Agreement (except its obligations under this paragraph).  UCAR International may seek court review of any determination made by the United States under this paragraph.

                              ENTIRETY OF AGREEMENT
                              ---------------------

          20. This Plea Agreement constitutes the entire agreement between the United States and UCAR International concerning the disposition of the criminal charges in this case. This Plea Agreement cannot be modified except in writing signed by the United States and UCAR International.

          21. The undersigned Vice President, General Counsel, and Secretary of UCAR International is authorized to enter this Plea Agreement on behalf of UCAR International as evidenced by the Resolution of the Board of Directors of UCAR International attached hereto and incorporated herein by reference.

          22. A facsimile signature shall be deemed an original signature for the purpose of executing this Plea Agreement.

DATED:                                             Respectfully submitted,

/s/ Kevin R. Sullivan                              /s/ Wendy Bostwick Norman
---------------------------                        --------------------------
KEVIN R. SULLIVAN                                  WENDY BOSTWICK NORMAN
WILLIAM BLUMENTHAL                                 LUCY P. MCCLAIN
GRACE M. RODRIGUEZ                                 ROGER L. CURRIER
Counsel for UCAR                                   JOSEPH MUOIO, R.
   International Inc.

                                                   Attorneys, Antitrust Division
/s/ Peter B. Mancino                               U.S. Department of Justice
--------------------                               Philadelphia Office
PETER B. MANCINO                                   170 S. Independence Mall West
Vice President, General Counsel                    Philadelphia, PA 19106
and Secretary                                      Tel.:  (215) 597-7401
UCAR International Inc.
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